UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                     -----------------------

                          SCHEDULE 13G/A


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 12D-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934


                  ADVANCED MICRO DEVICES, INC.
                 ------------------------------
                        (Name of Issuer)


                          COMMON STOCK
                ---------------------------------
                 (Title of Class of Securities)


                            007903107
                     -----------------------
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

CUSIP No. 007903107            13G/A
- ----------------------------------------------------------------

1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     COMPAQ COMPUTER CORPORATION
     ----------------------------------------------------------

2.   Check the appropriate box if a member of a group
                                                       (a)[   ]
                                                       (b)[   ]
     ----------------------------------------------------------

3.   SEC use only

     ----------------------------------------------------------

4.   Citizenship or place of organization

     Delaware
     ----------------------------------------------------------

                              5.   Sole Voting Power

                                   2,445,939
     Number of                     ------------------------
     shares                   6.   Shared Voting Power
     beneficially
     owned by
     each                          ------------------------
     Reporting                7.   Sole Dispositive Power
     person
     with                          2,445,939
                                   ------------------------
                              8.   Shared Dispositive Power

                                   ------------------------
9.   Aggregate amount beneficially owned by each reporting person

     2,445,939
     ----------------------------------------------------------

10.  Check if the aggregate amount in row (9) excludes certain
     shares                                                [  ]
     ----------------------------------------------------------

11.  Percent of class represented by amount in row 9

     1.8%
     ----------------------------------------------------------

12.  Type of Reporting person

     CO
     ----------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:

            ADVANCED MICRO DEVICES, INC.
            (AS SUCCESSOR ENTITY IN CONNECTION
            WITH ACQUISITION OF NEXGEN, INC.)

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            ONE AMD PLACE
            P.O. BOX 3453
            SUNNYVALE CA  94088-3453

ITEM 2(A).  NAME OF PERSON FILING:

            COMPAQ COMPUTER CORPORATION

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            20555 STATE HIGHWAY 249
            HOUSTON, TEXAS 77070

ITEM 2(C).  CITIZENSHIP:

            DELAWARE

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            COMMON STOCK

ITEM 2(E).  CUSIP NUMBER:

            007903107

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) Broker or dealer registered under Section 15 of the Act,

         (b)  Bank as defined in Section 3(a) (6) of
              the Act,

         (c)  Insurance Company as defined in Section
              3(a) (19) of the Act,

         (d) Investment Company registered under Section 8 of the Investment Company Act,

         (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

         (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
              Retirement Income Security Act of 1974 or
              Endowment Fund; see 13d-1(b) (1) (ii) (F),

         (g)  Parent Holding Company, in accordance with
              Rule 13d-1 (b) (ii) (G); see Item 7,

         (h)  Group, in accordance with Rule 13d-1 (b)(1)(ii)(H)

Item 4.  Ownership.

         (a)   Amount beneficially owned:    2,445,939

         (b)   Percent of class:      1.8

         (c)   Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote:
               2,445,939

         (ii)  Shared power to vote or to direct the vote: 0

         (iii) Sole power to dispose or to direct the
               disposition of:  2,445,939

         (iv)  Shared power to dispose or to direct the
               disposition of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         1.8%

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:       APRIL 17, 1996

               Signature:  /s/DAVID J. SCHEMPF
                           -------------------
                           David J. Schempf
                           Corporate Finance, Corporate
                           Controller & Treasurer